UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2015

WASHINGTON PRIME GROUP INC.*

(Exact name of registrant as specified in its charter)

INDIANA

(State or Other Jurisdiction of Incorporation)

001-36252	046-4323686
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street

Columbus, Ohio 43215

(Address of Principal Executive Offices and Zip Code)

(614) 621-9000

(Registrant’s Telephone Number, Including Area Code)

* On January 15, 2015, Washington Prime Group Inc. began doing business as WP Glimcher.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2015, the Compensation Committee of the Board of Directors (the “Board”) of Washington Prime Group Inc. (the “Company”) approved changes to the amended employment agreement between Mark Ordan, the Company’s Executive Chairman, and the Company, that:

•            amended the definition of “annual LTIP cash equivalent” for purposes of his annual LTIP unit awards so that such amount would be increased from one times his annual base salary to an amount not greater than two times his annual base salary at target and three times his annual base salary at maximum for fiscal years after 2014;

•            eliminated the severance payment that he would have been entitled to in the event his employment was terminated at the end of the initial three-year term due to either Mr. Ordan or the Company giving notice of non-renewal as provided in his employment agreement; and

•            modified the related equity award vesting provision in his amended employment agreement to provide that the earned amount of his 2017 annual LTIP unit award would be pro-rated for the period of his employment in 2017.

On March 27, 2015, David Simon, who currently serves as a member of the Company’s Board, advised the Board that he has decided not to stand for re-election at the Company’s 2015 annual meeting of shareholders to be held on May 21, 2015 in light of his other responsibilities, including as Chairman and Chief Executive Officer of Simon Property Group, Inc. and as Chairman of the Supervisory Board of Directors of Klépierre, S.A.  The Company’s Board is grateful to Mr. Simon for his service as a director of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Employment Agreement between Washington Prime Group Inc. and Mark Ordan dated March 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON PRIME GROUP INC.
(Registrant)

Date: March 30, 2015	By:	/s/ Robert P. Demchak
	Name:	Robert P. Demchak
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Employment Agreement between Washington Prime Group Inc. and Mark Ordan dated March 27, 2015